Universal Energy Corp. Increases Production for 4th Consecutive Quarter

HOUSTON, March 10 /PRNewswire-FirstCall/ - Universal Energy Corp. (OTCBB: UVSE - News), an emerging U.S. oil and gas exploration and production company, announced production for the fourth quarter of 2008. During the fourth quarter of 2008, Universal Energy Corp.'s share of production was approximately 32.0 million cubic feet of gas. This marks the fourth consecutive quarter of production increases by the Company.

"Production was solid to close out fiscal 2008," commented Billy Raley, Chief Executive Officer of Universal Energy Corp. Raley continued, "Tripling production since the first quarter of 2008 is impressive and we look to continue that production success in 2009. We are committed to growing our current production while we review additional opportunities for the Company."

Universal Energy Corp. is a publicly traded (OTCBB: UVSE - News) energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Louisiana and Texas. Visit www.universalenergycorp.info for more details.

Forward Looking Statements - The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.

CONTACT:

Universal Energy Corp.

Billy Raley, CEO, (800) 975-2076

braley@universalenergycorp.info

SOURCE: UNIVERSAL ENERGY CORP.